Exhibit 10.1

February 1, 2025

José E. Almeida

At the Address on File with the Company

Dear Joe:

This letter (this “Letter”) confirms our mutual understanding regarding the transition of your employment with Baxter International, Inc. (the “Company”). On behalf of the Board of Directors of the Company (the “Board”), I want to thank you for your years of leadership of the Company. Reference is made to that amended offer letter between you and the Company, dated as of July 25, 2023 (your “Offer Letter”) and that change in control agreement between you and the Company, dated as of September 24, 2020 (your “CIC Agreement”). Capitalized terms used but not defined in this Letter will have the meaning ascribed to them in your CIC Agreement.

1.

Transition. Your service as Chief Executive Officer of the Company, Chair of the Board and Director will cease on February 3, 2025 (the “Transition Date”), and, concurrently therewith, you will execute the Resignation Letter attached hereto as Annex A, pursuant to which you will voluntarily and irrevocably resign as a director, member or officer of the Company and of each of its subsidiaries (collectively, the “Group”) and as a member of any committee of the Group or any board of directors, board of managers or special subcommittee thereof. On the Transition Date, you will transition into a non-executive officer employee role (“Advisor”) and continue service in such role through October 31, 2025, or, if earlier, upon your death or Disability or termination by the Company for Cause (such date, the “Separation Date”, and such period, the “Advisory Period”). The Company will not terminate the Advisory Period other than as a result of you committing Cause. Your service relationship with the Company will end on the Separation Date. Both you and the Company hereby waive any otherwise existing notice requirements under any previous agreements or arrangements you have with the Company.

While serving as Advisor, you will provide advice and counsel as may reasonably be requested by the interim or permanent CEO (as applicable, the “CEO”) from time to time and perform such other reasonable duties as may be assigned to you by the CEO commensurate with your knowledge and prior position as CEO. During the Advisory Period, you will not accept outside employment or other service obligations but may continue to serve in your current director or advisor roles with outside companies; provided, that, subject to the approval of the Board which shall not be unreasonably conditioned, delayed or withheld, you may provide outside director or advisor services to other entities during the Advisory Period so long as such services are not in violation of any restrictive covenants you are subject to and do not conflict with or materially interfere with your duties to the Company.

2.

Advisory Period Compensation. Subject to your continued service as Advisor and compliance with the Release Requirement (as defined below), while serving as Advisor, you will continue to be eligible to participate in the Company’s health and other benefits and receive salary payable on the Company’s regular payroll schedule based on an annual rate of $650,000 but will not be eligible for any annual incentive plan (MICP) opportunity or long-term incentive awards for your service during 2025. For the avoidance of doubt, you will be eligible for a full-year bonus based on actual corporate performance under the MICP for your service during 2024, and no individualized negative discretion will be applied to your MICP bonus.

3.

Separation Benefits. Subject to your compliance with the Release Requirement (as defined below), the Company shall pay you a lump-sum separation payment equal to two times your annual base salary and annual target bonus as of immediately prior to the Transition Date payable no later than 60 days following the Separation Date.

In addition, for the twenty-four month period immediately following the Separation Date, the Company will arrange to provide you and your dependents health insurance benefits substantially equivalent to those provided to you and your dependents immediately prior to the Separation Date, at no greater after-tax costs to you than the after-tax cost to you immediately prior to the Separation Date; provided, however, that such health benefits shall be provided, as applicable, through an arrangement that satisfies the requirements of Section 105 or 106 of the Internal Revenue Code (the “Code”) and, to the extent the payments represent a reimbursement of expenses incurred by you, shall be paid not later than the last day of the year following the year in which the underlying expenses were incurred. Benefits otherwise receivable by you pursuant to this paragraph shall be eliminated if benefits of the same type and level are received by or made available to you during the twenty-four (24) month period following the Separation Date (and any such benefits received by or made available to you shall be reported to the Company by you).

You hereby acknowledge that the foregoing benefits are in full satisfaction of any termination-related benefits due to you under any arrangements or agreements with the Company.

4.

Equity Awards Treatment. Subject to your continued service as Advisor and compliance with the Release Requirement (as defined below), your equity awards will continue to vest through the Separation Date and remain subject to the terms of the applicable award agreements, the applicable long-term incentive plan and your Offer Letter (including, as applicable, retirement treatment). For the avoidance of doubt, your separation as of the Separation Date for any reason other than for Cause or as a result of your death or Disability shall be deemed a “Qualifying Retirement” under the terms of your outstanding awards under the Company’s 2021 Incentive Plan, which are included in the schedule of your equity holdings which is attached hereto as Exhibit A.

5.

Release Requirement. You (or, in the case of your death, your beneficiaries or estate) agree to execute and cause to become irrevocable the release attached hereto as Annex B within forty-five (45) days after the Transition Date and a supplemental release and general waiver in a substantially similar form that is acceptable to the Company (each, a “Release”) within forty-five (45) days after the Separation Date (the “Release Requirement”).

6.

Restrictive Covenants. You will continue to abide by the restrictive covenants set forth in Section 9 of the CIC Agreement (outside of the context of the CIC Agreement) and all other obligations set forth in any contract or agreement with the Company which contain restrictive covenants related to confidentiality, non-competition, non-solicitation, and intellectual property ownership (including without limitation that certain Agreement Regarding Competition and Protection of Proprietary Interests between you and the Company (the “CPPI”)) (collectively, the “Restrictive Covenants”). The Restrictive Covenants are incorporated herein by reference and shall remain in full force and effect, in each case, subject to and, if applicable, as modified by, the terms and conditions set forth in Annex C. You understand that nothing in this Letter (including Annex C), the CIC Agreement, the CPPI, a Release, or any other agreement between you and the Company, shall in any way limit or prohibit you from engaging in any Protected Activity. “Protected Activity” shall mean filing a charge, complaint, or report with, or otherwise communicating with, cooperating with, providing information to, responding to any inquiries from or participating in any investigation or proceeding that may be conducted by, any federal, state or local government agency or commission, including the Securities and Exchange Commission, the Equal Employment Opportunity Commission, the Occupational Safety and Health Administration, and the National Labor Relations Board (“Agencies”), or discussing the terms and conditions of your employment with others to the extent expressly permitted by Section 7 of the National Labor Relations Act. You understand that in connection with such Protected Activity, you are permitted to disclose documents or other information to Agencies as permitted by law, and without giving notice to, or receiving authorization from, the Company. Notwithstanding the foregoing, you agree to take all reasonable precautions to prevent any unauthorized use or disclosure of any information that may constitute confidential information of the Company to any parties other than the relevant Agencies. You further understand that “Protected Activity” does not include the disclosure of any Company attorney-client privileged communications, and that any such disclosure without the Company’s written consent shall constitute a material breach of this Letter.

7.

Withholding; Section 409A. All payments to you from the Company will continue to be subject to tax and other withholding and deductions, as required or permitted by applicable law and Company policies. All payments and awards to you from the Company will continue to be subject to any clawback policy of the Company to the extent applicable.

The payments under this Letter are intended to comply with or be exempt from Section 409A of the Code, so you are not subject to penalties that may be imposed under 409A. For purposes of Section 409A, each payment made under this Letter will be treated as a separate payment. In no event may you, directly or indirectly, designate the calendar year of payment. This Letter shall be interpreted consistent with that intent, and, to the extent any provision hereof would result in your payment of such taxes or penalties, this letter would be amended in a manner to bring it into compliance with 409A and preserve as possible the economic value of the relevant consideration. Notwithstanding any provision of this letter to the contrary, if and solely to the extent necessary to comply with the restriction in Section 409A(a)(2)(B) of the Code concerning payments to “specified employees” (as defined in Section 409A) any payment on account of your separation from service that would otherwise be due hereunder within six months after such separation will nonetheless be delayed until the first business day of the seventh month following your date of termination and the first such payment will include the cumulative amount of any payments that would have been paid prior to such date if not for such restriction.

8.

Indemnification. The Company shall indemnify you for your actions or inactions through and during the Advisory Period and shall provide continued D&O coverage for your actions or inactions on or prior to the Transition Date.

9.

Legal Fees. The Company shall reimburse you up to thirty-five thousand dollars ($35,000) for the legal fees reasonably incurred by you in connection with the negotiation and documentation of this Letter; provided that, upon request by the Company, you provide the Company with reasonable documentation of such fees.

10.

Entire Agreement. Except as expressly provided herein or in the Release, this Letter, together with the Release, supersedes any other agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof which have been made by either party, including, without limitation, your Offer Letter and your CIC Agreement.

11.	Counterparts. This Letter may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

12.	Choice of Law; Disputes. The validity, interpretation, construction and performance of this Letter shall be governed by the laws of the State of Illinois.

All claims by you for benefits under this Letter shall be directed to and determined by the Board and shall be in writing. Any denial by the Board of a claim for benefits under this Letter shall be delivered to you in writing and shall set forth the specific reasons for the denial and the specific provisions of this Letter relied upon. The Board shall afford a reasonable opportunity to you for a review of the decision denying a claim and shall further allow you to appeal to the Board a decision of the Board within sixty (60) days after notification by the Board that your claim has been denied. Notwithstanding the above, in the event of any dispute, any decision by the Board hereunder shall be subject to a de novo review by the arbitrator in accordance with the immediately following paragraph.

Any further dispute or controversy arising under or in connection with this Letter shall be settled exclusively by arbitration in Chicago, Illinois, in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator’s award in any court having jurisdiction.

You acknowledge that the Company may be irreparably injured by a violation of Section 6 hereof, and you agree that the Company, notwithstanding the foregoing provisions of this Section 12 and in addition to any other remedies available to it for such breach or threatened breach, shall be entitled to seek a preliminary injunction, temporary restraining order, or other equivalent relief, restraining the Executive from any actual or threatened breach of Section 6. If a bond is required to be posted in order for the Company to secure an injunction or other equitable remedy, the parties agree that said bond need not be more than a nominal sum.

13.

Reporting and Messaging. The Company agrees to provide you with a reasonable opportunity to review, and will consider any reasonable comments on, the press release and internal communications regarding your transition, prior to filing or other public disclosure or dissemination thereof.

* * *

Sincerely,

Baxter International Inc.

By:	/s/ Brent Shafer
	Name:	Brent Shafer
	Title:	Lead Independent Director

By:	/s/ Cathy R. Smith
	Name:	Cathy R. Smith
Title: Nominating, Corporate Governance & Public Policy Committee Chair

By:	/s/ Nancy M. Schlichting
	Name:	Nancy M. Schlichting
Title: Compensation and Human Capital Committee Chair

Accepted and Agreed:

/s/ José E. Almeida
José E. Almeida

Date: February 1, 2025